Exhibit 10.4

AMENDMENT N°6

TO

PHARMACEUTICAL DEVELOPMENT AGREEMENT

BETWEEN:

BEAUFOUR IPSEN INDUSTRIE S.A.S., a French corporation incorporated under the laws of France, located at rue d’Ethe Virton, 28100, France, duly represented by Joel Richard, Senior Vice-President, Peptides Development and CMC Dreux,

hereinafter referred to as “Ipsen”

and

RADIUS HEALTH Inc., a United States corporation incorporated under the laws of the State of Delaware, United States, with its principal office at 950 Winter Street, Waltham, MA, USA and formerly known as Nuvios, Inc., duly represented by Dr. Gregory Williams, Chief Development Officer,

hereinafter referred to as “Radius”

WHEREAS:

A.                                    Ipsen and Radius are parties to that certain License Agreement dated September 27, 2005 (the “License Agreement”);

B.                                    Within the framework of the License Agreement, Ipsen and Radius entered into a Pharmaceutical Development Agreement dated January 2, 2006 pursuant to which Ipsen performed, in accordance with the Work Plan, certain research and development tasks and activities to develop a new formulation of Licensed Compound and/or Licensed Product;

C.                                    The parties agreed to further extend the duration and scope of the Work Plan, and to provide for the consideration payable relating to such extension, under various amendments to the Pharmaceutical Development Agreement, including Amendment N°1 dated July 16, 2007, Amendment N°2 dated January 30, 2009, Amendment N°3 dated June 14, 2010, Amendment N°4 dated December 7, 2011, and Amendment N°5 dated March 1, 2014 (the Pharmaceutical Development Agreement together with Amendments 1 through 5 being collectively referred to as the “Pharmaceutical Development Agreement”);

D.                                    Section 9 of the Pharmaceutical Development Agreement requires Ipsen, upon request of Radius, to perform certain technology transfer activities including (i) preparation of a report setting forth in reasonable detail the methods, steps, techniques and processes that Radius needs to follow in order to practice or use the Inventions, Know-How and Patent Rights generated by Ipsen from the research activities and tasks under or in connection with the Work Plan; (ii) transfer to Radius such methods, steps, techniques and processes together with copies of all documents in Ipsen’s possession necessary or useful for Radius to practice or use or learn how to practice or use such Inventions, Know-How and Patent Rights; and

(iii) reasonable access to consult with pertinent Ipsen employees with prior experience working with any of such methods, steps, techniques and processes;

E.                                     Ipsen has requested that Radius provide certain Radius Know-How and other information related to the analytical method developed and validated by Radius for Radius’ NDA Filing;

F.                                      Radius has requested that Ipsen provide certain additional technical transfer activities in support of submissions for regulatory approval by Radius, including Radius’ NDA Filing, and Ipsen has agreed to perform such additional technical transfer activities as further set forth in this Amendment N°6;  and

G.                                    The Parties have agreed to provide such technical transfer activities and to transfer such Know-How and other information as further set forth in this Amendment N°6.

NOW, THEREFORE, in consideration of the foregoing, and the obligations set forth herein, the parties hereby agree as follows:

1.                                      In this Amendment N°6, unless otherwise expressly provided herein, capitalized words and phrases shall have the same meaning as in the License Agreement and the Pharmaceutical Development Agreement.

2.                                      The Work Plan is amended to include the work described in Appendix A attached hereto (the “Sixth Extended Work Plan”).

3.                                     Costs and Payment

(a)                                 The amount to be paid by Radius to Ipsen in connection with the Sixth Extended Work Plan is set forth in Appendix B.  Such amount includes all costs in connection with such technology transfer, including costs of materials, supplies, services, personnel, subcontractors and overhead, regardless of whether such technology transfer is performed by Ipsen or by a subcontractor on behalf of Ipsen or both.

(b)                                 Ipsen shall invoice Radius no later than forty-five (45) days after the end of each calendar quarter for the amount corresponding to actual FTE time spent as per timesheets incurred plus actual external cost bills received and approved by Ipsen during the elapsed quarter, as shall in each case be reported in reasonable detail on the invoice annex. Radius shall make payment of each invoice within forty-five (45) days after receipt thereof in Euros.

(c)                                  External costs incurred by Ipsen in relation to the performance of the activities described in the Sixth Extended Work Plan shall be reimbursed by Radius, provided that Radius has pre-approved in writing any such external costs.  In addition, should internal costs incurred by Ipsen in relation to performance of the Sixth Extended Work Plan be more than as specified in Appendix B due to an increase in the number of FTEs required (but not the cost per FTE), Radius shall reimburse Ipsen such additional costs up to a maximum of ten percent (10%) of the relevant annual amount described in Appendix B for the performance of the specific tasks that resulted in such additional costs.  In either case, any reimbursement of costs in excess of such percentage will require prior written approval by Radius. Ipsen shall use all reasonable efforts to avoid any such cost overruns.

4.                                      This Amendment N°6 shall enter into force as of November 5, 2014 and shall remain in full force and in effect until full performance of the Sixth Extended Work Plan or termination of the Pharmaceutical Development Agreement in accordance with its terms.

5.                                     All other terms and conditions of the Pharmaceutical Development Agreement, as amended, shall remain in full force and effect and shall apply to this Amendment N°6 which is made part of the Pharmaceutical Development Agreement.

6.                                     This Amendment N°6 shall be governed by, interpreted, and construed in accordance with the laws of the State of New York, U.S.A., without regard to the conflicts of law principles, and shall not be governed by the United Nations Conventions of International Contracts on the Sale of Goods (the Vienna Convention).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment N°6 to be duly executed by their respective duly authorized representatives:

Date: 14 August 2015	Date: June 15, 2015

SIGNED by Gregory Williams	SIGNED by Joel Richard

/s/ Gregory Williams	/s/ Joel Richard
as Chief Development Officer of	as Senior Vice-President Peptides
RADIUS HEALTH Inc.	Development and CMC Dreux of
BEAUFOUR IPSEN INDUSTRIE S.A.S.

APPENDIX A

1.                                                Ipsen Transfer to Radius

Radius has requested, and Ipsen has agreed to provide to Radius, certain technology transfer activities to support Radius’ NDA Filing.  For purposes of the License Agreement, “NDA Filing” means a New Drug Application filed as a result of activities under the License Agreement with the FDA, or the equivalent application to the equivalent agency in any other country of the Territory, the filing of which is necessary to market and sell a Licensed Product, including all amendments and supplements to any of the foregoing.

Such technology transfer activities shall include the supply by Ipsen to Radius of:

Documentation

• Set up of a shared database with documentation supporting Radius’ NDA Filing

•                  Set up by Radius IT

•                  CTD format

• API and DP documentation sharing

•                  Development and validation reports

•                  Transfer reports

•                  Analytical methods

•                  Batch records

•                  CoA

• Regular update of the database by Ipsen with documents requested by Radius when available

Materials

• Supply material (API, clinical drug product, impurities, stability samples, method bridging samples) upon request by Radius and provided Ipsen stock allows

•                  Shipment of cartridges to Lonza for analytical bridging studies

•                  Shipment of cartridges to ABC Lab (USA) for Extractables &Leachables (E&L) study

Scientific and Technological Support

• On an “ad hoc” basis, upon reasonable request by Radius.

• Scientific and technological support in connection with legacy activities under Ipsen responsibility (up to Ph III), to support the NDA Filing by Radius, and to answer CMC questions from the FDA, EMEA or other Health Agency in connection with Regulatory Approval of the Licensed Product

• Such consultations shall occur at mutually agreeable times and places (or by telephone or such other method of communication) so as not to unduly interfere with Ipsen employee’s duties and responsibilities as employees of Ipsen.

• Potential Topics

•                  Analytical bridging studies

•                  Process scale up and transfer from CR4 to RV2

•                  Phenol content optimization

•                  E&L study

The technology transfer activities under this Amendment N°6 do not include:

• New studies to be run;

• Ipsen support in writing the New Drug Application; or

• Scientific and technological support post-NDA approval.

2.                                                Radius Transfer to Ipsen

Ipsen has requested, and Radius has agreed to provide as and when available, Radius Know-How and other information related to the analytical method developed and validated by Radius for the NDA Filing and to be used for API and Drug Product release, including:

•                  The current method SOP

•                  Validation report

•                  Bridging study data and report

•                  Formal authorization to use new method at both Vetter and Ipsen labs

•                  Current specifications for API and Drug Product

•                  Specification rationale for API and Drug Product

•                  Impurity control strategy including imps qualification reports

•                  Shelf life strategy for API and Drug Product

•                  Shared access for data package for stability studies

•                  All relevant supporting data for shelf life assessment

APPENDIX B

Costs

1.                                     Ipsen Transfer to Radius

• CMC FTE

•                  Estimated to be 0.4 FTE for Drug Product Development team (analytical and formulation resources) and 0.2 FTE for API Development team (may increase based on support requested by Radius)

•                  FTE time will be recorded in Ipsen’s electronic time tracking system “iDid” under “IPD54-Phase3-Radius”

• Material shipments will be charged to Radius

•                  Material shipment and associated costs will be entered into a Logbook

• Document translation, if required, will be charged to Radius

• If face to face meetings in the US are required by Radius, travel expenses will be charged to Radius

2.                                     Radius Transfer to Ipsen

Radius’ costs associated with the transfer to Ipsen of the information listed in Appendix A Part 2 shall be agreed between the Parties, charged to Ipsen, and reimbursed by Ipsen to Radius.